Exhibit 1

                          STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is entered into as of June 24, 2003 by and between Michael Herman (the "Purchaser") and Shirley Uricho and SunTrust Bank South Florida, Trustees of the Robert Uricho Revocable Living Trust ("Seller"), regarding the purchase of 1,994,000 shares of Common Stock of Sunair Electronics, Inc. (the "Company"), par value $.10 per share (the "Shares"), owned by Seller.

1.	Terms.

Purchaser:	Michael Herman

Seller:	Robert Uricho, Jr. Revocable Living Trust, SunTrust Bank South
Florida and Shirley Uricho, Trustees

Price:	$3.88 per share or $7,736,720.00

Payable:	At the end of 30 day due diligence period of the Company
commencing at full execution of this Agreement, assuming due diligence review of the Company is satisfactory, $100,000 will be paid in cash. Closing will be within 60 days thereafter, with balance of $7,636,720.00 payable in cash at Closing by wire transfer of immediately available funds. Purchaser may extend Closing date by an additional 30 days by paying additional $50,000 extension fee, which will be applied toward remaining purchase price due. In the event that the Board of Directors of the Company does not approve the acquisition and the Purchaser elects to proceed with a shareholder meeting for purposes of 2(iv)(b) below, the parties shall agree on an appropriate extension to the Closing date with no additional extension fee; Closing shall occur within 30 days after shareholder meeting. Any and all payments made toward purchase price shall be immediately refunded to Purchaser in the event that (i) Seller is unable or unwilling to timely close or (ii) condition 2(ii), 2(iii) or 2(iv) to Purchaser's obligations to close is not satisfied, and Purchaser elects not to close as a result thereof. If Seller is willing and able to timely close and Purchaser fails to close for any reason other than the failure of condition 2(ii), 2(iii) or 2(iv), Seller shall be entitled to retain all payments theretofore made by Purchaser without any recourse to Purchaser.

2.	Conditions. The obligations of Purchaser to consummate the proposed purchase will be subject to the satisfaction of the following conditions:
(i) Purchaser shall be satisfied with the results of its due diligence review of the Company, which review shall be completed by no later than 30 days after full execution of this Agreement, (ii) the Company shall not have issued any securities nor taken any other action out of the ordinary course of business between the date of this Agreement and the Closing, (iii) the representations and warranties of Seller contained herein shall be and remain true and accurate as of the Closing Date, and (iv) either (a) the acquisition of the Shares as contemplated herein shall have been approved by the Board of Directors of the Company or (b) a shareholder meeting of the shareholders of the Company shall have been held at which the shareholders shall have voted that the Shares shall retain their current voting rights after the acquisition.

3.	Confidentiality of Information. The Purchaser agrees to hold in strict confidence all information concerning the business and affairs of the Company obtained from the Company and its agents (the "Confidential Material"), to use such information solely for the purpose of evaluating the purchase and to only make available such information to such officers, employees and representatives (including legal and accounting representatives) as is necessary for the Purchaser to evaluate the Company or as may be required by law or regulation or to comply with the requirements or receipt of approval of an applicable governing agency. However, "Confidential Material" does not include any such information which
(i) is or becomes available to the public other than as a result of a disclosure by the Company, (ii) was known to the Purchaser on a nonconfidential basis prior to its disclosure by the Company, or (iii) becomes available to the Purchaser on a nonconfidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company known to the Purchaser. If the purchase is not consummated, the Purchaser will return or destroy all information so obtained. The Purchaser and the Company agree that they will not issue a press release or make any public statement regarding the purchase until the definitive agreement is signed by all parties and, after the definitive purchase agreement is signed, that the Purchaser and the Company will consult with each other before issuing any press releases or otherwise making any public statements with respect to the purchase.

4.	Representations and Warranties of Seller. (i) All of the Shares are
owned, and at the Closing will be owned, by Seller free and clear of all liens, encumbrances, restrictions, claims, options, warrants, calls and commitments of every kind; Seller has full legal right, power and authority to enter into this Agreement and to sell, assign and transfer the Shares to Purchaser; and, on the Closing Date, the delivery to Purchaser of the Shares pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims, options, warrants, calls and commitments of any kind.
(ii)	Seller has full power and authority to execute and deliver this
Agreement and to perform its obligations hereunder. This Agreement is a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.
(iii)	The execution and delivery of this Agreement and the performance by
Seller of its obligations hereunder will not (a) violate of conflict with any provision of the charter documents or By-Laws of the Company, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any encumbrance upon any property of Seller or Company pursuant to (I) any agreement or instrument to which either Seller or Company is a party or by which any of their properties is bound, or (II) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

5.	Expenses. Each party will bear his/her/its legal fees and other out-
of-pocket expenses of the transaction.

6.	Commissions. Seller will be responsible for any commissions or finder's fees which may be claimed by any third party in connection with the transaction.

7.	Miscellaneous. (i) This Agreement constitutes the entire agreement and understanding between Seller and Purchaser and supersedes any prior agreement and understanding relating to the subject matter of this
Agreement. This Agreement may be modified or amended only by a written instrument executed by Seller and Purchaser.
(ii) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
(iii)	This Agreement shall be construed in accordance with and governed by the laws of the state of Florida.
(iv)	For the purposes of executing this Agreement, (a) a document signed and transmitted by facsimile shall be treated as an original document, (b) the signature of any party on such document shall be considered as an original, (c) the document transmitted (or the document of which the page containing the signature or signatures of one or more parties is transmitted) shall have the same effect as a counterpart thereof containing original signatures, and (d) at the request of a party, each party who executed a document transmitted by facsimile shall re-execute such document or a counterpart as an original.


	In witness whereof, the parties hereto have executed this Agreement under seal as of the day and year first above written.


/s/Michael D. Herman                      Witness /s/
                                          Print Name:

Robert Uricho, Jr. Revocable Living Trust

                                          Witness
By:/s/Shirley Uricho                      Print Name:
      Shirley Uricho, Trustee



By:/s/                                    Witness
      SunTrust Bank South Florida, Trustee Print Name: